Dennis W. Bersch, CPA
Certified Public Accountant

633 W. Wisconsin Ave., Suite 405
Milwaukee, Wisconsin 53203
Tel:  414-272-8800
www.berschaccounting.com
Fax:  414-223-4070
email:  bersch@execpc.com

June 15, 2001

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

As of the above date, my relationship with PVAXX Corporation (the "Company") and role as their independent auditor is terminated. From the date the registrant began operations, through the date of termination, there have been no disagreements with the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing.

Very truly yours,

/s/ Dennis W. Bersch, CPA

Dennis W. Bersch, CPA